[PPT logo] [Travel Channel logo]
FOR IMMEDIATE RELEASE:	Contact:
Jackie Lapin/WPT: 818 707-1473 jackielapin@cs.com -OR-

James Ashurst/Travel Channel 240-662-2925 James_Ashurst@discovery.com

WPT ENTERPRISES, INC. AND THE TRAVEL CHANNEL REACH AGREEMENT ON
PROFESSIONAL POKER TOUR™ —
A NEW SERIES SHOWCASING POKER’S ALL-STARS

— Wednesday Night is “Premiere” Poker Night on the Travel Channel With 44 Weeks of New World Poker
Tour and Professional Poker Tour Broadcasts —

Los Angeles CA (January 30, 2006) — WPT Enterprises, Inc. (NASDAQ:WPTE) and the Travel Channel entered into an agreement to air WPTE’s highly anticipated PROFESSIONAL POKER TOUR™ (PPT) television series. The PPT features a series of invitation-only tournaments that are limited to the highest-ranked players in the world. The PPT is expected to begin airing in the 3rd quarter of 2006 on Wednesday nights from 9-11 PM ET/PT, following the completion of Season Four of the WORLD POKER TOUR®.

After finalizing the deal, both organizations issued the following statement: “WPT Enterprises and The Travel Channel are pleased to announce that they have resolved their differences amicably and terminated the litigation between them. Both parties look forward to continuing their mutually prosperous relationship.”

“This deal allows Travel Channel to feature 44 weeks of premiere episodes of WPT and PPT programming each year, which is great for poker fans who have asked for additional premieres, and really bolsters our ‘Wednesday Night is Poker Night on the Travel Channel’ platform,” said Pat Younge, an executive vice president and general manager of Travel Channel.

“The WORLD POKER TOUR created the televised poker boom, and the PPT is the perfect extension of that franchise to bolster our position in the marketplace,” said Steve Lipscomb, President, CEO and founder of WPT Enterprises, Inc. “The WPT is the first legitimate televised sports league in history that lets the viewer at home come play with sports greats. And now, when you play in WORLD POKER TOUR events you don’t just have a shot at life changing money and instant television stardom. Win a WORLD POKER TOUR event and you immediately get a three year ‘tour card,’ allowing you to compete in PROFESSIONAL POKER TOUR events. With the PPT, you get a shot at living the professional poker player lifestyle.”

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The PPT pits the top 200 poker players in the world against each other week after week. Like the PGA, you have to qualify for a tour card on the PPT – through success on the WORLD POKER TOUR, the World Series of Poker main event or other distinctions including membership in the Poker Hall of Fame. With $2.5 million dollars on the line each season and the pride of every poker great on the line, this show will help define the future of the sport.

The new series features high production values, detailed story-telling and expert analysis from two-time World Series bracelet winner Mark Seif, and actor/poker enthusiast Matt Corboy. And, the all-new PPT format transports the viewer into the seat for every step of each PPT tournament. The format provides an unprecedented look into the art of tournament poker – played by the best in the business with nothing between them but chips and felt.

The five tournaments for Season One of the PPT were filmed at some of America’s true palaces of poker, including: Foxwoods Resort Casino (Mashantucket, CT); Commerce Casino (Los Angeles); Bay 101 ( San Jose, CA); Bellagio (Las Vegas); and The Mirage (Las Vegas).

About WPT Enterprises, Inc.
WPT Enterprises, Inc. (Nasdaq: WPTE) is a company engaged in the creation of internationally branded entertainment and consumer products driven by the development, production, and marketing of televised programming based on gaming themes. WPTE is the creator of the World Poker Tour®, a television show based on a series of high-stakes poker tournaments that airs on the Travel Channel in the United States and more than 130 markets globally. WPT Enterprises currently licenses its brand to companies in the business of poker equipment and instruction, apparel, publishing, electronic and wireless entertainment, DVD/home entertainment, casino games, and giftware. For show information, tools for improving poker play, and other WPT news, fans may log on to www.worldpokertour.com. The company is also engaged in the sale of corporate sponsorships. WPT Enterprises, Inc. is a majority owned subsidiary of Lakes Entertainment, Inc., a publicly held company. Photos and media information can be found online at: www.worldpokertour.com.

About Discovery Networks
Discovery Communications, Inc. is the leading global real-world media and entertainment company. Discovery has grown from its core property, the Discovery Channel, first launched in the United States in 1985, to current global operations in more than 160 countries and territories with 1.3 billion cumulative subscribers. DCI’s over 100 networks of distinctive programming represent 27 network entertainment brands including TLC, Animal Planet, Travel Channel, Discovery Health Channel, Discovery Kids, Discovery Times Channel, The Science Channel, Military Channel, Discovery Home Channel, Discovery en Español, Discovery Kids En Español, Discovery HD Theater, FitTV, Discovery Travel & Living (Viajar y Vivir), Discovery Home & Health and Discovery Real Time. DCI’s other properties consist of Discovery Education and Discovery Commerce, which operates more than 100 Discovery Channel Stores in the U.S. DCI also distributes BBC America in the United States. DCI’s ownership consists of four shareholders: Discovery Holding Company (NASDAQ: DISCA, DISCB), Cox Communications, Inc., Advance/Newhouse Communications and John S. Hendricks, the Company’s Founder and Chairman.

(WPTEG)

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by WPT Enterprises, Inc.) contains statements that are forward-looking, such as statements relating to the expansion of WPTE’s brand licensing, the development of new television and film projects, the development of WPTE corporate sponsors and other business development activities, as well as statements regarding other capital spending, financing sources and the effects of competition. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of WPTE. These risks and uncertainties include, but are not limited to, WPTE’s significant dependence on the Travel Channel as a source of revenue; the potential that our television programming will fail to maintain a sufficient audience; the risk that competitors with greater financial resources or marketplace presence might develop television programming that would directly compete with WPTE’s television programming; the risk that WPTE may not be able to protect its entertainment concepts, current and future brands and other intellectual property rights; risks associated with future expansion into new or complementary businesses; the termination or impairment of WPTE’s relationships with key licensing and strategic partners; and WPTE’s dependence on its senior management team. For more information, review WPTE’s filings with the Securities and Exchange Commission.

Editors Note: 300 dpi downloadable images available at www.media.worldpokertour.com

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